EXHIBIT 5.1
March 10, 2009
Immersion Corporation
801 Fox Lane
San Jose, CA 95131
Ladies and Gentlemen:
          At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Immersion Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 10, 2009 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,700,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Stock”). The shares of Stock consist of (1) 1,200,000 additional shares reserved for issuance under the Company’s 2008 Employment Inducement Award Plan (the “2008 EIAP”) and (2) 500,000 additional shares automatically reserved on January 1, 2009 for issuance by the Company pursuant to its 1999 Employee Stock Purchase Plan (the “1999 ESPP”) (the 2008 EIAP and the 1999 ESPP together, the “Plans”).
          In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.
(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on August 14, 2000, certified by one of more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(2)	the Company’s Amended and Restated bylaws, dated October 31, 2007, in the form filed with the Commission on November 1, 2007, certified by one of more of the Company’s officers as being complete and in full force and effect as of the date of this opinion;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the Prospectus prepared in connection with the Registration Statement.

(5)	the Plans and related forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension;

(6)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession.

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).
          In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
          As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
          We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
          Based upon the foregoing, it is our opinion that:
          (1) the 1,200,000 additional shares reserved for issuance under the 2008 EIAP (i) the exercise of stock options, (ii) the purchase of restricted stock, (iii) awards of stock bonuses that have been or may be granted or awarded by you under the 2008 EIAP, or (iv) any other awards issued pursuant to the 2008 EIAP, when issued, sold and delivered in accordance with the 2008 EIAP, the stock option grant and exercise agreements, restricted stock purchase agreements and stock bonus agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2008 EIAP, will be validly issued, fully paid and nonassessable; and
          (2) the 500,000 shares of Stock automatically reserved on January 1, 2009 for issuance by the Company pursuant to the 1999 ESPP, when issued, sold and delivered in accordance with the applicable 1999 ESPP and purchase agreements to be entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/ Jeffrey Vetter
Jeffrey Vetter, a Partner